UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  February 5, 2007

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 5, 2007, we entered into agreements with the United States Attorney’s Office for the Southern District of New York (“SDNY”), the Office of Foreign Assets Control (“OFAC”) and the Securities and Exchange Commission (“SEC”). The agreements provide for resolution of the pending investigations involving the participation of El Paso Corporation, The Coastal Corporation and their subsidiaries in the United Nations Oil-for-Food Program (the “Program”).

The Coastal Corporation was involved in the Program starting in 1996. El Paso acquired The Coastal Corporation in January 2001 and continued to participate in the Program until May 2002. Following 2000, neither The Coastal Corporation nor El Paso purchased any Iraqi oil directly from the Government of Iraq under the Program. Rather, after that date, The Coastal Corporation and El Paso only purchased Iraqi oil from third parties. Based upon representations of the SDNY regarding records maintained by the former Government of Iraq, for the period from June 2001 until May 2002, El Paso purchased Iraqi oil from various third parties on which approximately $5.48 million in illegal surcharges had been paid to the Government of Iraq either by the third parties that purchased the oil directly from the Government of Iraq under the Program or by other third party intermediaries. Although El Paso took steps designed to prevent the purchase of Iraqi oil from third parties on which illegal surcharges had been paid, such procedures proved to be inadequate.

The agreements with the SDNY, OFAC and the SEC obligate us to pay approximately $7.73 million, consisting of a payment of approximately $5.48 million to the United States and $2.25 million to the SEC. It is the intent of the SDNY that the $5.48 million payment will subsequently be transferred to the Development Fund of Iraq (sanctioned on May 21, 2003, by United Nations Security Council Resolution 1483), which is an Iraqi organization established to distribute funds to purchase various humanitarian goods for the benefit of the Iraqi people. The agreements also require us to continue to cooperate with the ongoing investigations of the SDNY, OFAC and SEC into the Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/John R. Sult
John R. Sult
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  February 6, 2007